                                                                    EXHIBIT 23.2





                          Independent Auditors' Consent

The Board of Directors and Stockholders
Elcom International, Inc.:

We consent to the use of our reports dated March 7, 2003, with respect to the consolidated balance sheet of Elcom International, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations and other comprehensive income (loss), stockholders equity, cash flows, and related
Schedule II - Valuation and Qualifying Accounts for each of the years in the two-year period then ended, incorporated herein by reference in the registration statements (No. 333-94743 and 333-90964) on Form S-3 and the registration statements (Nos. 333-00362, 333-24809, 333-34193, 333-67927, 333-81795,
333-54852, 333-61316 and 333-91488) on Form S-8, which reports appear in the December 31, 2003 annual report on Form 10-K of Elcom International, Inc., and the reference to our firm under Item 6 - Selected Financial Data in the annual report on Form 10-K.

Our reports dated March 7, 2003 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP


Boston, Massachusetts
March 26, 2004